Exhibit 10.8

MANAGING DIRECTOR EMPLOYMENT AGREEMENT

THIS MANAGING DIRECTOR EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between LeMaitre Vascular GmbH., a German limited liability company with an address at Otto-Volger-Str 5 a/b, 65843 Sulzbach, Germany (the “Company”) and Peter R. Gebauer, an individual with a residence at Taubenweg 16, 61462 Koenigstein, Germany (the “Executive”) as of October 1, 2008.

IN CONSIDERATION of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. CERTAIN DEFINITIONS.

“Cause” means “good cause” (wichtiger Grund) within the meaning of German law pursuant to section 626 of the German Civil Code.

“Compensation Committee” means the Compensation Committee of the Parent Company’s Board of Directors.

“Disability” means the inability to engage in the performance of the Executive’s duties with the Company for a period of at least one-hundred eighty (180) days in any three hundred sixty (360) day period by reason of a physical or mental impairment, with reasonable accommodations.

“Executive Obligations Agreement” means that certain Executive Obligations Agreement between the Parent Company and the Executive dated September 22, 2003.

“Fair Value” shall have the meaning specified in SFAS No. 123, Accounting for Stock-Based Compensation.

“Lump Sum Payment” means a single payment of the applicable sum hereunder, paid to the Executive no later than thirty (30) days from the execution and delivery of the release referenced in Section 5.3(b).

“Parent Company” means LeMaitre Vascular, Inc., a Delaware corporation and the Company’s sole shareholder.

“Termination” means a termination of employment of the Executive by either the Company or the Executive.

2. EMPLOYMENT AND SCOPE.

2.1 The Company hereby employs the Executive and the Executive hereby accepts employment as Managing Director (“Geschaftsführer”) of the Company and as President, International Operations of the Parent Company, on the terms and conditions more fully set forth herein. The Executive’s responsibilities shall include but not be limited to acting as Geschaftsführer within the meaning of the German Limited Liability Companies Act (GmbHG) and President, International Operations and such other duties and responsibilities that may be assigned by the Parent Company from time to time. Without limitation of the foregoing, the Executive shall be responsible for all aspects of the Parent Company’s operations and business in Europe, the Middle East, Africa and the Pacific Rim/Asia, including all revenues and expenses, and shall be responsible for the transaction of business with, and sales of products to, the Company’s and Parent Company’s distributors and hospital customers in the aforementioned territories.

2.2 The Executive will use best efforts to faithfully, diligently and efficiently perform such duties on behalf of the Company consistent with such office as may be assigned to the Executive from time to time by the Company. The Executive agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time. The Executive’s actions shall at all times be consistent with and further the interests of the Company. Under no circumstances will the Executive knowingly take any action contrary to the best interests of the Company. The Executive shall commit all of his working capacity, professional knowledge and experience to exclusively serve for the Company.

3. PLACE OF WORK.

The Executive shall primarily perform the duties assigned hereunder at the Company’s headquarters, presently located in Sulzbach, Germany.

4. COMPENSATION AND BENEFITS.

4.1 Compensation: The Executive’s compensation package shall consist of the following:

(a) Salary: Each month the Executive shall receive an annual base salary payment at a rate of €220,000 per year for the remainder of 2008 and for 2009, such salary to be paid in accordance with the Company’s normal payroll procedures and subject to applicable tax deductions and withholdings. As of 2010, the Executive’s salary shall be reviewed annually in accordance with the Company’s normal executive compensation review policy. Modification of the Executive’s salary, if any, shall be in the Company’s discretion, consistent with industry norms, Company norms, and norms of the Company’s Executive Committee, and is subject to approval of the Company’s Compensation Committee.

(b) Bonus: The Executive shall be eligible to earn an annual performance bonus that shall, in 2008, equal €63,593 at plan, based upon the achievement of the success measures set forth on Exhibit A hereto. In successive years the executive shall be eligible to earn a performance bonus determined in accordance with the Company’s normal executive compensation review policy, which shall in no event be less than €72,978 at plan, based upon achievement of such tangible, pre-determined success measures as may be designated by the Company from time to time. The Company shall determine the success measures annually, in consultation with Executive, and subject to the approval of the Compensation Committee. Any modification is subject to the approval of the Compensation Committee. The bonus shall be due on January 15 of the year after which the bonus is earned. Subject to Section 5.3(a)(ii) below, in order to receive the full bonus for any given business year, the Executive must be an employee of the Company and must not have received any notice of termination by the Company at the time the bonus becomes due.

(c) Equity: In all cases subject to the prior approval of the Compensation Committee, the Executive shall be eligible to receive:

i.	in 2008, to supplement previously granted awards, additional restricted stock units for shares of the Parent Company’s Common Stock with an aggregate Fair

Value of $50,000 based on the Parent Company’s share price on the date of grant, vesting in five equal annual installments on each anniversary of 9/7/2008; and

ii.	each year thereafter, subject to adjustment by the Compensation Committee in its reasonable discretion, equity incentives in a form to be determined by the Compensation Committee with an aggregate Fair Value approximating €74,745, based on the euro/dollar exchange rate, the Parent Company’s share price and other necessary valuation assumptions, in each case as of the grant date, which shall vest in five equal annual installments on each anniversary of the grant date.

Such awards shall be governed by the applicable equity incentive plan of the Parent Company and shall be conditioned upon the Executive’s acceptance either electronically or in writing of the Parent Company’s then-standard terms governing such grants.

4.2 Benefits: For such time as the Executive’s service is based in Germany, the Executive shall receive the following additional benefits:

(a) Vacation: The Executive shall be entitled to twenty-five (25) days of paid vacation, to be earned and accrued in accordance with the Company’s vacation policy in effect from time to time.

(b) Health Insurance: The Company shall pay fifty (50%) percent of the costs of private health insurance for the Executive and the Executive’s spouse.

(c) Tax Equalization: The Company shall pay the Executive a “Tax Equalization Payment”, which shall equal, for any calendar year, an amount on an after-tax basis equal to the difference between (i) the income taxes that the Executive is actually required to pay in Germany on account of amounts paid to the Executive by the Company under Sections 4.1(a) and 4.1(b) hereof in to the prior year (but not any other amounts due the Executive hereunder or otherwise), after giving effect to any split pay which may have occurred prior to the date of this Agreement, and (ii) the amount that the Executive would otherwise be required to pay on account of such amounts from that year had the Executive been resident and working solely in Massachusetts during that year. The amount of the Tax Equalization Payment shall be determined prior to June 30 of each year based upon the calculation set forth on Exhibit B hereto by an accountant selected by the Executive. If the Company disagrees with the amount of the Tax Equalization Payment, then the Company and the Executive shall jointly select an independent accountant to determine the amount of Tax Equalization Payment prior to July 31 of that year, which amount shall not be greater than the amount determined by Executive’s accountant or less than the amount determined by the Company. The Company shall pay the Executive the Tax Equalization Payment in four equal quarterly installments.

(d) Company Car: The Executive shall have the use of an automobile leased by the Company, which shall be an Audi A6 3.0TDI Quattro, or a car of equal or lesser leasing cost to the company. Such lease shall permit travel of at least 45,000 kilometers per year. The Executive’s use of such car shall be subject to the Company’s “Company Car Policy” as may be in effect from time to time. The Executive shall bear all tax burdens with regard to the benefit of the private use of company car in money’s worth.

(e) Physical Examination. No more than once in any consecutive twenty-four month period, the Company shall reimburse the Executive for costs actually incurred by the Executive in obtaining a single routine physical examination. The Executive shall provide the Company with such supporting documentation as the Company may reasonably require. In no case shall such invoice for the physical examination exceed €1,500.

(f) Family Trip: No more than once in any consecutive twelve-month period, the Company shall reimburse the Executive for costs actually incurred by the Executive in a single personal trip by the Executive and his spouse to the United States. The Executive shall provide the Company with such supporting documentation as the Company may reasonably require. In no case shall such invoice for both airline tickets combined exceed €2,000.

(g) Tax Preparation. No more than once in any consecutive twelve-month period, the Company shall reimburse the Executive for costs actually incurred by the Executive in tax preparation. The Executive shall provide the Company with such supporting documentation as the Company may reasonably require. In no case shall such invoice for tax preparation exceed €2,000.

(h) Death and Disability Insurance: The Company shall reimburse the Executive for costs actually incurred by the Executive in obtaining insurance for the benefit of the Executive or his designee against the death or disability of the Executive. The Executive shall provide the Company with such supporting documentation as the Company may reasonably require. In no case shall such invoice for death and disability Insurance exceed €800 in any consecutive twelve-month period.

(i) Pension Plan: The Executive shall be eligible to participate in any pension or retirement savings plan made available to employees of the Company. The Executive understands and agrees that the implementation and maintenance of any such plan shall be at the discretion of the Parent Company.

If the Executive’s service becomes primary based in the United States, all of the benefits set forth in Section 4.2 will cease, and the Executive shall instead receive those benefits that are standard for the Company’s Level 2 employees based in the United States.

4.3 Social Security: The parties shall pay the statutory social security premiums, if applicable.

4.4 Expenses: The Executive shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred for the Company’s business (including travel and entertainment) in accordance with the policies, practices and procedures of the Company.

5. TERMINATION OF EMPLOYMENT.

5.1 Employment-At-Will: The Executive acknowledges and understands that his employment with the Company is at-will and, subject to the Company’s notice and severance obligations set forth below, can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter the Executive’s at-will employment status or obligate the Company to continue to employ the Executive for any specific period of time, or in any specific role or geographic location.

5.2 Termination: A Termination by either party other than for the death of the Executive shall require four months to the end of a month prior written notice to the other party or any longer notice period required by German mandatory law. In the event of a Termination with cause and without notice, the Company may in its sole and free discretion elect to pay the

Executive his regular compensation pursuant to Sections 4.1(a) and 4.1(b) for forty-five (45) days as severance; the Executive will not be entitled to severance pursuant to Section 5.3 below.

5.3 Severance:

(a) Upon a Termination Without Cause, provided that the Executive complies with Section 5.3(b) below, and subject to Section 6 below, the Executive shall receive:

i.	a Lump Sum Payment equal to 13.5 months minus the duration of the applicable notice period pursuant to Section 5.2 sentence 1 of the Executive’s base salary as of the date of Termination;

ii.	A Lump Sum Payment equal to the pro rata amount of the Executive’s annual performance bonus as per the day on which notice of termination was received;

iii.	a continuation of the health insurance benefit described in Section 4.2(b) for a period of 7.5 months minus the duration of the applicable notice period pursuant to Section 5.2 sentence 1, provided, however, that if the Executive becomes eligible for alternative coverage from or under another employer’s plan for any portion of the aforementioned period, the Company may discontinue such benefit; and

iv.	a Lump Sum Payment of any Tax Equalization Payment for the prior calendar year calculated but not yet paid under Section 4.2(c);

v.	if the Termination occurs prior to the determination of the Tax Equalization Payment for the prior calendar year, a Lump Sum Payment equal to the Tax Equalization Payment for the prior calendar year; and

vi.	an additional Tax Equalization Payment, as a Lump Sum Payment, with respect to all amounts paid to the Executive pursuant to Sections 4.1(a) and 4.1(b) during the year in which the Termination occurs, up to and including the date of notice, but in any case excluding the applicable notice period and any amounts paid pursuant to this Section 5.3, the calculation of which Tax Equalization Payment shall be made using the assumption that the Executive’s actual income tax rate in Germany and hypothetical income tax rate in the Unites States shall in each case be the same as those used in the tax equalization calculation for the prior calendar year;

in each case, less applicable income tax withholdings and all other applicable taxes (collectively, the (“Severance Pay”).

(b) The receipt by the Executive of the Severance Pay shall be in full and final satisfaction of the Executive’s rights and claims under this Agreement (or otherwise) and any applicable laws and is subject to and conditioned upon (i) the Executive’s delivery of a signed non-disparagement agreement and release of known and unknown claims related to the Executive’s employment in a form satisfactory to the Company, (ii) the resignation by the Executive as an officer of the Company, and (iii) the Executive’s delivery to the Company of all property of the Company which may be in the Executive’s possession, custody or control, all of which shall occur within thirty (30) days of a Termination otherwise the Executive shall forfeit his right to the Severance Pay.

(c) For the avoidance of doubt, no payment within the meaning of this section 5.3. shall be due to the Employee upon a Termination with Cause.

(d) Further, no payment within the meaning of this Section 5.3. shall be due to the Employee upon (i) the termination of the employment of the Executive in connection with a merger, reorganization, sale of the Company’s business, assets or similar transaction, provided that the Executive is immediately rehired on comparable terms by the Company’s successor entity; or (ii) the termination of the employment of the Executive by the Company, provided that the Executive is immediately rehired on comparable terms by the Parent Company or an affiliate thereof.

5.4 Relocation: Upon a Termination, or if the Parent Company shall relocate the Executive to the continental United States, the Company shall reimburse the Executive for the actual costs that the Executive and his family reasonably incur in relocating to anywhere in the continental United States; provided, however, that in no event shall the obligation of the Company to reimburse the Executive for such expenses exceed $74,800; and further provided that the Company shall have no obligation to reimburse any expenses paid directly or reimbursed by any third party, including, without limitation, a new employer of the Executive. Any reimbursement of relocation expenses as provided for herein shall be contingent upon Executive’s submission of such appropriate receipts and other documentation as the Company may reasonably request. Prior to incurring any such relocation expenses, the Executive shall inform the Company in detail of the anticipated relocation expenses, and the Company may, at its option, make direct payment of any such relocation expenses in lieu of reimbursing the Executive for such expenses.

5.5 Termination for Pension: The employment relationship shall come to an end without a termination being required and without notice upon expiry of the month in which the Executive reaches the general pensionable age (“Alter der Regelaltersrente”), currently at the age of 65, or upon expiry of the month preceding the month in which the Executive first becomes entitled to basic statutory pension, statutory disability benefits or benefits for permanent inability to work, whichever occurs first.

6. EXECUTIVE OBLIGATIONS AGREEMENT.

The Executive hereby ratifies and confirms each of the terms of the Executive Obligations Agreement. If the Executive in any manner breaches the Executive Obligations Agreement, then the Company’s duty to pay any Severance Pay shall terminate and the Executive shall immediately reimburse the Company for any Severance Pay previously delivered by the Company. The foregoing shall not be the Company’s exclusive remedy for a breach of the Executive Obligations Agreement and shall be in addition to any other damages available at law or equity.

7. GENERAL.

7.1 This Agreement shall be deemed to have been made in Germany, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the laws Germany, without giving effect to conflicts of law principles.

(a)

7.2 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement and the Executive Obligations Agreement contain the entire agreement of the parties relating to the subject matter hereof and supersede all oral or written employment, consulting, change of control or similar agreements between the Executive, on the one hand, and the Company and/or the Parent Company, on the other hand. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement is freely assignable by the Company and is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Executive are personal and may be performed only by him.

7.4 The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE	LEMAITRE VASCULAR GmbH

/s/ Peter Gebauer	By LeMaitre Vascular, Inc.
Peter R. Gebauer	Its sole shareholder

	By:	/s/ George W. LeMaitre
	Name:	George W. LeMaitre
	Its:	Chairman and CEO

EXHIBIT B

Calculation of Tax Equalization Payment

1.	Determine (in euro) amounts paid to the Executive by compensation category (e.g. salary, bonus, health insurance, tax equalization payments, etc.).

2.	Determine (in dollars) amounts, if any, paid to the Executive by the Parent Company by compensation category.

3.	Convert all euro payments out of the Company to dollars using the IRS dollar/euro exchange rate for the applicable tax year.

4.	By compensation category, total the payment to the Executive from both the Company and the Parent Company to determine total worldwide compensation by category.

5.	Identify the Executive’s actual tax split by dividing the number of days worked in the U.S. by the total number of days worked.

6.	Use the Executive’s tax split percentage to assign a portion of the Executive’s total worldwide compensation by category to Germany and the remainder to the U.S.

7.	Add the Executive’s Germany base salary paid pursuant to Section 4.1(a) and his German bonus paid pursuant to Section 4.1(b). This is the total amount of compensation to be equalized.

8.	Identity the Executive’s actual German effective tax rate from his actual German tax return.

9.	Multiply the compensation to be equalized by the Executive’s German effective tax rate to obtain the German tax on the equalized compensation.

10.	Determine the Executive’s hypothetical U.S. taxes.

a.	FICA and Medicare are ignored.

b.	Develop a mock Massachusetts tax return.

c.	Determine hypothetical federal taxes using the following methodology:

i.	Develop a mock tax return whereby gross income equals the compensation to be equalized plus the U.S. portion of the Executive’s worldwide compensation ($47,203.54).

The following assumptions are made:

1.	$350,000 mortgage with 5% interest coupons, and

2.	Annual real estate taxes of $5,000.

ii.	Determine the effective tax rate from the mock tax return.

iii.	Apply the effective tax rate to the compensation to be equalized to obtain the hypothetical federal tax.

d.	Sum federal and state taxes to arrive at total hypothetical U.S. tax.

11.	Subtract total hypothetical U.S. tax from German tax (see step 9) to determine tax difference.

12.	Gross up the tax difference using the German effective tax rate (see step 8).

13.	Convert the grossed-up tax difference from dollars to euros using the official IRS dollar/euro exchange rate for the applicable tax year. This figure is the final tax equalization payment.

FIRST AMENDMENT

TO

MANAGING DIRECTOR EMPLOYMENT AGREEMENT

This First Amendment to Managing Director Employment Agreement (“Amendment”) dated as of December 24, 2008 is made and entered into by and between LeMaitre Vascular GmbH, a German limited liability company (the “Company”), and Peter R. Gebauer (the “Executive”).

WHEREAS, the Company and the Executive are parties to a Managing Director Employment Agreement dated as of October 1, 2008 (the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement to comply with the requirement of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Bank and the Executive agree as follows:

2. 1. The definition of “Lump Sum Payment” set forth in Section 1 of the Agreement is hereby amended by deleting said section and by substituting therefore:

“‘Lump Sum Payment’ shall mean a single payment of the applicable sum hereunder, paid to the Executive on the first regular payroll date of the Company that is thirty (30) days following the date of a Termination.”

3. Section 4.2(c) of the Agreement is hereby amended by inserting the following immediately prior to the period at the end thereof:

“and, in no event shall the Tax Equalization Payment with respect to any calendar year be paid later than the December 31 of the second calendar year that begins after the later of (x) the year in which the Executive’s U.S. income tax return is required to be filed for such year or (y) the latest taxable year in which the Executive’s foreign tax return or payment is required to be filed for such year.”

4. Section 5.3(b) of the Agreement is hereby amended by inserting “and effective” following the word “signed” and prior to the word “non-disparagement” within subsection (i) thereof.

5. The Agreement is hereby amended by adding the following as a new Section 7 to the Agreement and renumbering the subsequent sections of the Agreement accordingly:

“7 SECTION 409A.

(a) Notwithstanding anything in this Agreement to the contrary:

(i) to the extent that any payment or benefit described in this Agreement constitutes ‘non-qualified deferred compensation’ under Section 409A of the Code, and to the extent that such payment or benefit is payable upon a Termination, then such payments or benefits shall only be payable upon the Executive’s ‘Separation from Service.’ The term ‘Separation from Service’ shall mean the Executive’s ‘separation from service’ from the Company, an affiliate of the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h); and

(ii) if at the time of the Executive’s Separation from Service within the meaning of Section 409A of the Code, the Company determines that the Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s Separation from Service, or (B) the Executive’s death.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

6. All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.

7. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of Germany.

8. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this First Amendment to Managing Director Employment Agreement to be duly executed by its officer thereunto authorized, and the Executive has hereunto set his hand, all on the day and year first above written.

LEMAITRE VASCULAR GMBH

By:	/s/ George W. LeMaitre Vascular, Inc.
Name: George W. LeMaitre
Title: Chairman & CEO

EXECUTIVE

/s/ Peter Gebauer
Peter R. Gebauer

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